Exhibit 23.1

KPMG LLP Suite 1500 15 W. South Temple Salt Lake City, UT 84101

Consent of Independent Registered Public Accounting Firm

The Board of Directors

ZAGG Inc:

We consent to the use of our reports with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting incorporated by reference herein.

Our report dated March 10, 2015, on the effectiveness of internal control over financial reporting as of December 31, 2014, expresses our opinion that ZAGG Inc. did not maintain effective internal control over financial reporting as of December 31, 2014 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states that a material weakness related to the ineffective operation of the reconciliation of in-transit inventory and the review thereof has been identified and included in management's assessment.

Salt Lake City, Utah

May 6, 2015

KPMG LLP is a Delaware limited liability partnership,

the U.S. member firm of KPMG International Cooperative

(“KPMG International”), a Swiss entity.